INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT (“Agreement”) is made this 6th day of June, 2018 by and between each of the registered management investment companies listed on Schedule A of this Agreement (each, a “Fund” and together, the “Funds”) and Eileen A. Kamerick (the “Indemnitee”).

WHEREAS, at the request of each Fund, Indemnitee currently serves as a director or trustee of each Fund and may, therefore, be subjected to claims, actions, suits or proceedings arising as a result of Indemnitee’s service; and

WHEREAS, as an inducement to Indemnitee to continue to serve as a director or trustee, each Fund has agreed to provide for indemnification to Indemnitee against expenses and costs incurred by Indemnitee in connection with any such claims, actions, suits or proceedings, to the fullest extent that is lawful; and

WHEREAS, the parties by this Agreement desire to set forth their agreement regarding indemnification;

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, each. Fund (severally and not jointly) and Indemnitee do hereby covenant and agree as follows:

Section 1. Definitions. For purposes of this Agreement:

(a) “Board of Directors” means the Board of Directors/Trustees of the Funds.

(b) “Corporate Status” means the status of a person as a director, trustee, officer, employee or agent of the Funds.

(c) “Independent Director” means a director or trustee of the Fund who is not and was not a party to the Proceeding in respect of which indemnification or advancement of Expenses is sought by Indemnitee and who is not an “interested person” of the Fund as that term is defined by Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”).

(d) “Expenses” shall include all reasonable attorneys’ fees and all other reasonable costs, including, without limitation, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to he a witness in a Proceeding.

(e) “Independent Counsel” means (i) the then-current legal counsel to the Independent Directors or (ii) other legal counsel chosen by a majority of the independent Directors (or if there are no Independent Directors with respect to the matter in question, by a majority of the Directors who are not “interested persons” of the Fund as defined in Section 2(a)(9) of the 1940 Act) and determined by them in their reasonable judgment to be independent.

(f) “Proceeding” includes any pending, threatened or completed claim, action, suit, arbitration, appeal, alternative dispute resolution mechanism, investigation, administrative hearing or any other proceeding, whether civil, criminal, administrative or investigative, except one initiated by an Indemnitee pursuant to Section 7 of this Agreement to enforce Indemnitee’s rights under this Agreement.

Section 2. Services by Indemnitee. Indemnitee agrees to continue to serve as a director or trustee of each Fund and may at any time and for any reason resign from such position (subject to any other contractual Obligation or any obligation imposed by operation of law). Each Fund shall have no obligation under this Agreement, or otherwise, to continue Indemnitee in such position, but Indemnitee shall nevertheless retain all rights provided under this Agreement.

Section 3. Indemnification - General. Each Fund shall indemnify, and advance Expenses to, Indemnitee for such lndemnittee’s service on the Board of Directors of such Fund, whether such liability or expense is asserted during or after the service (a) as specifically provided in this Agreement and (b) otherwise to the fullest extent permitted by applicable law and the charter or declaration of trust and bylaws (the “Organizational Documents”) of each Fund in effect on the date hereof and as amended from time to time; provided, however, that no change in applicable law or amendment to such. Organizational Documents shall have the effect of reducing the benefits available to Indemnitee hereunder based on applicable law and the Organizational Documents as in effect on the date hereof The rights of Indemnitee provided in this Section shall include, but shall not be limited to, all rights set forth in the other Sections of this Agreement, including all rights of indemnification permitted by the Organizational. Documents and applicable state laws governing the Funds.

Section 4. Rights of Indemnification. (a) Indemnitee shall be indemnified by the Fund against all liability and against all Expenses actually and reasonably incurred by Indemnitee or on the Indemnitee’s behalf in connection with any Proceeding in which Indemnitee is, or is threatened to be, involved as a party or otherwise by virtue of his or her Corporate Status, whether or not such Proceeding is brought by or in the right of the Fund and irrespective of whether the conduct that. is the subject of the Proceeding occurred during or after the service of Indemnitee; provided, that no indemnification shall be provided hereunder to the extent that Indemnitee engaged in conduct for which indemnification may not lawfully be provided to Indemnitee.

(b) Without limiting any other rights of Indemnitee under this Agreement, if Indemnitee is, pursuant to the terms hereof, entitled to indemnification as to one or more but less than all claims, matters or issues in a Proceeding, the Fund shall indemnify Indemnitee against all liability and against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with each claim, matter or issue for which Indemnitee is entitled to indemnification under this Agreement.

Section 5. Advancement of Expenses. Subject to this Section 5, the Fund shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding to which Indemnitee is, or is threatened to be, made a party, within five business days after the receipt by the Fund of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by (1) a written affirmation by Indemnitee of Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Fund has been net and (2) a written undertaking by Indemnitee that he or she will repay the amount of the advance if it is ultimately determined that he or she has not net the standard of conduct requirements of this Agreement; provided, that at least one of the following additional conditions must also be: (i) Indemnitee shall provide security for Indemnitee’s undertaking in an amount and form acceptable to the Fund as determined by a majority of the Independent Directors, (ii) the Fund is insured against losses arising by reason of the advance or (iii) a determination by either (a) a majority of the Independent Directors or (b) an Independent Counsel in a written opinion, in each case based on a review of facts readily available to the Fund, at the time the advance is proposed to be made, that there is reason to believe that Indemnitee ultimately will be found entitled to indemnification. Furthermore, any such advancement shall be subject to the requirements and limitations of Section 17(h) of the 1940 Act, as it may he amended.

Section 6. Procedure for Determination of Entitlement to Indemnification.

(a) To obtain indemnification under this Agreement, Indemnitee shall submit to the Fund a written request. The Secretary of the Fund shall, promptly upon receipt of such a request for indemnification, advise the Board of Directors in writing that Indemnitee has requested indemnification.

(b) Upon written request by Indemnitee for indemnification pursuant to the first sentence of Section 6(a) hereof, a determination, if. required by applicable law, with respect to Indemnitee’s entitlement thereto shall promptly be made in the specific case: (i) by a final decision on the merits by a court or other body before whom the Proceeding was brought that Indemnitee was not liable by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of indemnitee’s office (“Disabling Conduct”) or (ii) in the event that at the time of Indemnitee’s written request, there shall have been no final decision on the merits by a court or other body, then by a reasonable determination, based upon a review of the facts, that Indemnitee was not liable by reason of Disabling Conduct, by either (a) the vote of a majority of the Independent Directors or (b) Independent Counsel in a written opinion. In any event, Indemnitee shall be afforded a rebuttable presumption that Indemnitee has not engaged in Disabling Conduct. If it is determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall he made within ten business days after such determination, Indemnitee shall cooperate with the person making such determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or expenses (including reasonable attorneys’ fees and disbursements) incurred by Indemnitee in so cooperating with the person making such determination, in response to a request by such person, shall be borne by the Fund (irrespective of the determination as to Indemnitee’s entitlement to indemnification).

Section 7. Remedies of Indemnitee.

(a) In the event that (i) a determination is made pursuant to Section 6 that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 5, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 6(b) within ninety (90) days after receipt by the Fund of the request for indemnification, (iv) payment of indemnification is not made pursuant to Section 4 within five business days after receipt by the Fund of written request therefor, or (v) payment of indemnification is not made within ten business days after a determination has been made that Indemnitee is entitled to indemnification, Indemnitee shall be entitled to an adjudication in an appropriate court of the jurisdiction in which such Fund has been organized, or in any other court of competent jurisdiction, of Indemnitee’s entitlement to such indemnification or advancement of Expenses. Alternatively, Indemnitee, at: Indemnitee’s option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Indemnitee shall commence such proceeding seeking adjudication or an award in arbitration within 180 days after the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 7.

(b) In the event that Indemnitee, pursuant to Section 7(a), seeks a judicial adjudication of or an award in arbitration to enforce indemnitee’s rights under, or to recover damages for breach of, this Agreement, Indemnitee shall be entitled to recover from the Fund, and shall be indemnified by the Fund against, any and all expenses (of the types described in the definition of Expenses in Section 1) actually and reasonably incurred by Indemnitee in such judicial adjudication or arbitration, but only if Indemnitee prevails therein, If it shall be -determined in said judicial adjudication or arbitration that Indemnitee is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the expenses incurred by Indemnitee in connection with such judicial adjudication or arbitration shall be appropriately prorated in the same proportion as the amount of the indemnification or advancement of Expenses awarded in the judicial adjudication or arbitration.

Section 8. Non-Exclusivity; Insurance; Subrogation; Exclusions.

(a) The rights of indemnification and advance of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Organizational Documents of the Fund, any agreement, a vote of stockholders or a resolution of the Board of Directors, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in Indemnitee’s Corporate Status prior to such amendment, alteration or repeal.

(b) To the extent that the Fund maintains liability insurance, including “tail” or other appropriate coverage, for directors, trustees, officers, employees, or agents of the Fund, Indemnitee shall he covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available (including coverage after Indemnitee is no longer serving in a Corporate Status for acts and omissions, or alleged acts or omissions, while serving in a Corporate Status) for any such director, trustee, officer, employee or agent under such policy or policies.

(c) In the event of any payment under this Agreement, the Fund shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Fund to bring suit to enforce such rights.

(d) The Fund shall not he liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent Indemnitee has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

Section 9. Settlement. A Fund will not, without the prior written consent of Indemnitee, which may be provided or withheld in indemnitee’s reasonable discretion, effect any settlement of any matter involving Indemnitee or which could have been brought against Indemnitee unless such settlement solely involves the payment of money by persons other than Indemnitee and includes an unconditional release of Indemnitee from all liability on any matters that are the subject of such matter and an acknowledgment that the Indemnified Person denies all wrongdoing in connection with such matters. The Fund shall not be obligated to indemnify Indemnitee against amounts paid in settlement of a matter involving Indemnitee if such settlement is effected by Indemnitee without the Fund’s written consent, which shall not be unreasonably withheld.

Section 10. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

Section 11. Exception to Right of Indemnification or Advancement of Expenses.

(a) Notwithstanding any other provision of this Agreement, Indemnitee shall not be entitled to indemnification or advancement of Expenses under this Agreement with respect to any Proceeding brought by Indemnitee (other than a Proceeding under Section 7(a) of this Agreement), unless the bringing of such Proceeding or making of such claim shall have been approved by a vote of a majority of the members of the Board of Directors.

(b) Notwithstanding any other provision of this Agreement, the Fund shall not be liable to indemnify Indemnitee against any liability to the Fund or its stockholders (other than a Proceeding under Section 7(a) of this Agreement) to which Indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence, or by reason of Indemnitee’s reckless disregard of Indemnitee’s duties as a director, trustee or officer of the Fund.

Section 12. Successors and Assigns. This Agreement (a) shall be binding upon each Fund and its respective successors and assigns, including without limitation any acquirer of all or substantially all of such Fund’s assets or business, and (b) shall inure to the benefit of indemnitee and Indemnitee’s estate, spouses, heirs, executors, personal or legal representatives, administrators and assigns. Each Fund shall require and cause any such successor, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement as if it were named as such Fund herein, and such Fund shall not permit any such purchase of assets or business, acquisition of securities or merger or consolidation to occur until such written agreement has been executed and delivered. No such assumption and agreement shall relieve such Fund of any of its obligations hereunder, and this Agreement shall not otherwise be assignable by such Fund.

Section 13. Identical Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

Section 14. Headings. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

Section 15. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 16. Notice by Indemnitee. Indemnitee shall promptly notify the Fund in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advance of Expenses covered hereunder.

Section 17. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if (i) delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, or (ii) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is mailed:

(a)	If to Indemnitee, to:

Eileen A. Kamerick

Harborside 5

185 Hudson Street, Suite 3300

Jersey City, NJ 07311

with copies to:

David Leahy

Sullivan & Worcester LLP

1666 K Street, NW

Washington, DC 20006

(b)	If to the Fund, to:

Gregory N. Bressler

Secretary

Harborside 5

185 Hudson Street, Suite 3300

Jersey City, NJ 07311

with copies to:

Margery K. Neale

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

or to such other address as may have been furnished to Indemnitee by the Fund or to the Fund by Indemnitee, as the case may be.

Section 18. Governing Law. AS TO EACH FUND THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE, WITH THE LAWS OF THE JURISDICTION IN WHICH SUCH FUND HAS BEEN ORGANIZED (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF).

Section 19. Limitation of Liability. The parties hereto agree that the obligations under this Agreement of each Fund organized as a business trust under the laws of the Commonwealth of Massachusetts, shall not be binding upon any of the trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of such Fund, individually, but are binding only upon the assets and property of that Fund, as provided in the declaration of trust of that Fund. The execution and delivery of this Agreement have been authorized by the trustees and signed by an authorized officer of the Fund, acting as such, and neither such authorization by such trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the Fund property as provided in the Fund’s Declaration of Trust.

Section 20. Entire Agreement, Amendments. This Agreement is intended by the parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement represents a separate agreement between each Fund and Indemnitee, and all such agreements are reflected in a single instrument for ease of administration only. This Agreement may be amended or provisions hereof waived as to any Fund only with the written agreement of the Indemnitee and the particular Fund. An amendment or waiver as to any Fund shall have no effect as to any other Fund.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

/s/ John T. Genoy
By:	John T. Genoy
President of each Fund

AGREED TO AND ACCEPTED BY:

/s/ Eileen A. Kamerick
Eileen A. Kamerick
Director

SCHEDULE A

Anchor Series Trust
SunAmerica Equity Funds
SunAmerica Income Funds
SunAmerica Money Market Funds, Inc.
SunAmerica Senior Floating Rate Fund, Inc.
SunAmerica Series, Inc.
SunAmerica Specialty Series

Dated as of June 6, 2018